UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GRAHAM HOLDINGS COMPANY
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1300 NORTH 17TH STREET  |  ARLINGTON, VA 22209 |  (703) 345-6300

March 26, 2015

TO OUR SHAREHOLDERS:

You are cordially invited to the 2015 Annual Meeting of Shareholders of Graham Holdings Company (the “Company”), which will be held in the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 14, at 8:30 a.m.

At the Company’s 2015 Annual Meeting of Shareholders (the “Meeting”), there will be a report on the Company’s activities, and Directors will be elected for the ensuing year. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation paid to the Company’s named executive officers for 2014.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM
Chairman

GRAHAM HOLDINGS COMPANY

Notice of Annual Meeting of Shareholders — May 14, 2015

The 2015 Annual Meeting of Shareholders of Graham Holdings Company will be held at the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 14, 2015, at 8:30 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	For the Class A Shareholders, on an advisory basis, to vote on whether to approve the compensation paid to the named executive officers of the Company for 2014.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 16, 2015, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Meeting. You may vote in person at the Meeting even if you returned a Proxy, provided that you first revoke your previously voted Proxy.

By Order of the Board of Directors,

VERONICA DILLON, Secretary

March 26, 2015
Arlington, VA

GRAHAM HOLDINGS COMPANY
1300 North 17th Street, Suite 1700, Arlington, VA 22209

March 26, 2015

This Proxy Statement contains information relating to the 2015 Annual Meeting of Shareholders of Graham Holdings Company to be held at the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 14, 2015, at 8:30 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2015 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 26, 2015. The Board of Directors of the Company is making this Proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 14, 2015. This Proxy Statement and the Annual Report to Shareholders are available at www.ghco.com.

QUESTIONS AND ANSWERS

Q:   What am I voting on?

A:    You are voting on the election of Directors for a term of one year. A Board of 12 Directors is to be elected, eight by the holders of Class A Common Stock, voting separately as a class, and four by the holders of Class B Common Stock, voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director, Donald E. Graham, Hal S. Jones, Nicole Maddrey and Gerald M. Rosberg, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, if you are a holder of Class A Stock, you are voting on whether to approve the compensation paid to the Company’s named executive officers for 2014. In accordance with rules of the U.S. Securities and Exchange Commission (the “SEC”), these votes are advisory in nature and non-binding.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q:   What are the voting recommendations of the Board?

A:   The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board recommends voting for the approval of the compensation paid to the Company’s named executive officers for 2014.

Q:   Will any other matters be voted on?

A:    We are not aware of any matters to be voted on other than the election of Directors and the Class A Shareholder advisory vote on compensation paid to the Company’s named executive officers for 2014. If any other matter is properly brought before the Meeting, Donald E. Graham, Hal S. Jones, Nicole Maddrey and Gerald M. Rosberg, acting as your proxies, will vote for you at their discretion.

Q:   How do I vote?

A:    There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way;

•	By toll-free telephone at 1-800-652-8683;

•	By completing and mailing your Proxy card; or

•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder and do not indicate your voting preferences, Donald E. Graham, Hal S. Jones, Nicole Maddrey and Gerald M. Rosberg, acting as your proxies, will vote your shares in favor of the applicable nominated Directors.

If you are a Class A Shareholder and do not indicate your voting preferences, the foregoing persons, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and for approval of the compensation paid to the Company’s named executive officers for 2014.

Q:   Who can vote?

A:    You can vote if you were a shareholder of record as of the close of business on March 16, 2015 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 2: Approval of 2014 Compensation Awarded to Named Executive Officers. If you are a Class B Shareholder, you are entitled to vote on Proposal 1: Election of Directors.

Q:   Can I change my vote?

A:    Yes. You can change your vote or revoke your Proxy at any time before the Meeting:

•	By entering a new vote by Internet or telephone;

•	By returning a later-dated Proxy card; or

•	By voting in person at the Meeting, provided you first revoke your previously voted Proxy.

Q:  What vote is required to approve a proposal?

A:   Directors will be elected by a plurality of the votes cast at the Meeting. This means that the eight Class A Shareholder nominees receiving the highest number of votes cast and the four Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting.

While the proposal to approve the 2014 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the favorable vote of a majority of the Class A Shareholders present or represented at the Meeting.

Broker non-votes will have no impact on the voting results for any of the proposals presented at the Meeting, and abstentions will have the effect of a vote against the proposal to approve the 2014 compensation awarded to the Company’s named executive officers. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:  Who will count the vote?

A:  Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q:  Who can attend the Meeting?

A:  All shareholders of record as of the close of business on March 16, 2015, can attend.

Q:  What do I need to do to attend the Meeting?

A:  To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed Proxy card, check the appropriate box on the card.

•	If you vote by Internet or telephone, follow the instructions provided for attendance.

•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting.

Q:  Can I bring a guest?

 A:  No. The Meeting is for shareholders only.

Q:  What is the quorum requirement of the Meeting?

A:  A majority of the outstanding shares on March 16, 2015, constitutes a quorum for voting at the Annual Meeting, except that (i) for purposes of the election of eight Directors by the holders of Class A Common Stock (Proposal 1) and the advisory vote on whether to approve the compensation paid to the named executive officers of the Company in 2014 (Proposal 2), a quorum requires a majority of the outstanding shares of Class A Common Stock on March 16, 2015, and (ii) for purposes of the election of four Directors by the holders of Class B Common Stock (Proposal 1), a quorum requires a majority of the outstanding shares of Class B Common Stock on March 16, 2015. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 16, 2015, there were 974,823 shares of Class A Common Stock and 4,854,266 shares of Class B Common Stock outstanding and entitled to vote.

Q:  Who is soliciting Proxies?

A:  Solicitation of Proxies is being made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:  When are the shareholder proposals due for the Company’s 2016 Annual Meeting of Shareholders?

A:  Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the SEC’s proxy rules, must be in writing, received by November 26, 2015, and addressed to the Secretary of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Holders of Class B Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been, and will not be, included in the Company’s Proxy materials for the Meeting.

Q:  What other information about Graham Holdings Company is available?

A:  The following information is available:

•
The Company maintains on its website, www.ghco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•
In addition, printed copies of the Annual Report on Form 10-K and the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter and the Compensation Committee Charter will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Q:  Can I receive materials relating to the Meeting electronically?

A:  To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by the intermediary for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors), both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified education and media company serving customers in a rapidly evolving, highly regulated, competitive and technological environment. The Directors’ expertise and experience encompass the areas of education, media, technology, marketing, international business and finance, journalism, law and public policy. All of the Directors have held senior positions as leaders of complex organizations (both for-profit and non-profit) and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and many have served as members of audit, compensation and governance committees at such companies or institutions, as well as at the Company. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of each of the Director nominees.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 68, has served as the 19th President of Columbia University since June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. He is a Trustee of the Kresge Foundation and the Institute of International Education and was Chairman of the Board of the Federal Reserve Bank of New York until December 2012. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his scholarship and leadership in defense of freedom of speech and the press. He has served as a Director of the Company since May 2007 and is a member of the Compensation Committee of the Board. Mr. Bollinger's experience in higher education and at a variety of educational institutions facing differing challenges and opportunities is of particular relevance to the Company’s higher education business segment and other education-related initiatives, but also reflects his commitment to principles. In his former role as a Director of the Federal Reserve Bank of New York, Mr. Bollinger gained experience in financial matters, particularly those affecting national economies and financial and market systems.

Barry Diller

Mr. Diller, age 73, has served as Chairman and Senior Executive of IAC/InterActiveCorp, an interactive commerce company, since December 2010; Chairman and Senior Executive of Expedia, Inc., an online travel company, since August 2005; and Chairman and Senior Executive of TripAdvisor, Inc., an online travel site, from December 2011 through December 2012. He has served as a Director of the Company since September 2000 and is a member of the Finance, Executive and Compensation Committees of the Board. Prior to his service at IAC/InterActiveCorp (and its predecessor companies) from August 1995 through December 2010, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From October 1984 to April 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller also previously served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as non-executive Chairman of the Board of Live Nation Entertainment from January 2010 through October 2010 and remained a member of the Board of Live Nation Entertainment through January 2011. He is President and a Director of The Diller-von Furstenberg Family Foundation and a Director of The Coca-Cola Company. He also is a member of the Board of Trustees of New York University and a member of the Board of Councilors of the University of Southern California’s School of Cinema-Television. Mr. Diller’s experience and leadership roles in the media and Internet sectors, including his experience with the challenges and opportunities associated with the digital transformation of the media industry, are of particular relevance to the Company’s business strategy. Mr. Diller’s significant experience across a variety of media and in the design, execution and oversight of new-media initiatives, as well as the distribution and monetization of Internet traffic across multiple advertising models, brings a vital perspective to the Board’s deliberations about the Company’s outlook and plans. Based on his service as a Director of other public companies, Mr. Diller also has experience in governance matters affecting organizations of comparable size and scope as the Company.

David Goldberg

Mr. Goldberg, age 47, has served as Chief Executive Officer of SurveyMonkey, an online survey company, since April 2009. He was elected a Director of the Company in September 2012 and is a member of the Finance Committee. Mr. Goldberg founded LAUNCH Media, Inc. in 1994, a company dedicated to delivering music and music-related content online, and he led the company through its acquisition by Yahoo! in 2001. Following the sale, Mr. Goldberg served as Vice President and General Manager of Yahoo! Music until 2007. From 2007 until he joined SurveyMonkey in 2009, Mr. Goldberg served as an Entrepreneur in Residence with Benchmark Capital, where he evaluated investment opportunities for the firm and advised portfolio companies. Earlier in his career, Mr. Goldberg was Director of Marketing Strategy and New Business Development at Capitol Records. He currently serves on the Boards of Directors of several private companies, including The Farm Media and FilmTrack. Mr. Goldberg is also a Trustee of the New Schools Venture Fund, an Oakland, CA, non-profit helping to build high-quality education organizations. Mr. Goldberg’s significant experience and leadership roles in the media and Internet sectors, including his experience with the challenges and opportunities associated with the digital evolution of the music industry, are of particular relevance to the Company’s business strategy. Mr. Goldberg’s experience in the technology sector, his role as a Director for a non-profit education organization, as well as his years spent in entrepreneurial roles bring a vital perspective to the Board’s deliberations about the Company’s outlook and plans.

Donald E. Graham

Mr. Graham, age 69, has served as Chairman of the Board of the Company since September 1993 and as Chief Executive Officer of the Company since May 1991. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post newspaper for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 72.8% of the outstanding Class A Stock of the Company and his right to control the vote as a trustee of certain family trusts of an additional 15.1% of such stock, Mr. Graham effectively votes a total of 87.9% of the Class A shares. Mr. Graham has been a Director of Facebook, Inc. since December 2008, where he is Chairman of the Governance Committee and serves on the Compensation Committee. Mr. Graham is a Trustee of the Federal City Council, the College Success Foundation, the Philip L. Graham Fund and KIPP-DC. He serves as a Director of the DC College Access Program, where he stepped down as Chairman of the Board in January 2015, and he is a Co-Founder of TheDream.US. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses. Mr. Graham is the father-in-law of Timothy J. O’Shaughnessy and an uncle of Katharine Weymouth, both of whom also serve as members of the Board.

Ronald L. Olson

Mr. Olson, age 73, has been a partner since 1970 in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms that were retained by a subsidiary of the Company in 2014 and which may again be retained in 2015. He has served as a Director of the Company since September 2003 and is a member of the Executive Committee. Mr. Olson is a Director of Berkshire Hathaway Inc. and is a Trustee of Western Asset Funds. He is a Director and serves on the Audit Committee of the non-profit RAND Corporation and Norton Simon Museum and is a Director of a number of other non-

profit organizations, including the California Institute of Technology, the Mayo Clinic and ProPublica. As a partner of a major law firm specializing in corporate and financial matters, Mr. Olson has significant experience in financial, transactional, litigation and compliance matters involving public companies in the United States, as well as public policy challenges facing companies with global operations. As a Director of other public companies and as an advisor to public company boards of directors, Mr. Olson also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Timothy J. O’Shaughnessy

Mr. O’Shaughnessy, age 33, is President of Graham Holdings Company, where he oversees investments and acquisitions. He has served as a Director of the Company since November 2014 and is a member of the Finance and Executive Committees of the Board. Previously, he served as Chief Executive Officer of LivingSocial, which he co-founded in 2007. During his tenure, the e-commerce and marketing company grew sales to nearly $2 billion. Following his graduation from Georgetown University in 2004 with a BSBA in Marketing, Operations and Information Management, Mr. O’Shaughnessy joined AOL as a product manager. In 2006, he moved to Revolution Health, where he rose to Vice President of Product Development. During that time, he and three others developed a successful series of apps for Facebook. That company grew into LivingSocial, where Mr. O’Shaughnessy was CEO for seven years. Mr. O’Shaughnessy is a member of the Executive Committee of the Federal City Council and is a Director of Framebridge, Inc. He is married to Laura Graham O’Shaughnessy, a daughter of Donald E. Graham. She is CEO of SocialCode, a social-media marketing technology and services company, wholly owned by the Company.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 62, retired from General Motors Corporation (“GM”) in August 2009 after a 32-year career. He has served as a Director of the Company since June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of North American Operations; Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing; and President and Managing Director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an Executive Officer or Director of GM at the time of that filing. Mr. Wagoner is a member of the Board of Directors of Invesco and several privately held companies. In addition, he advises several investment and finance firms, start-ups and early-stage ventures. Mr. Wagoner is a member of the Virginia Commonwealth University Board of Visitors, the Duke University Health Systems Board of Directors and the Duke Kunshan University Advisory Board. He is a Trustee Emeritus of Duke University and a former Board Chair and continues as a member of Duke Fuqua’s School of Business Advisory Board. He is a member of the Mayor of Shanghai, China’s International Business Leaders Advisory Council and a member of the Council of Chief Executives. Through his leadership roles at GM and other activities, Mr. Wagoner has significant experience in general management, global business, marketing and advertising, finance, technology, procurement and management development, as well as with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 48, is former Publisher and Chief Executive Officer of The Washington Post. She was CEO and Publisher from February 2008 to October 2014. Ms. Weymouth became a Director of the Company in September 2010, and she currently serves on the Finance Committee of the Board. She joined The Washington Post in 1996 as Assistant General Counsel and held various positions within that organization over 18 years. Ms. Weymouth held several positions within the Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. She serves as a Trustee of the Philip L. Graham Fund and of The Field School and is a Director of The Economic Club of Washington, D.C. Ms. Weymouth is a niece of the Chairman of the Board and Chief Executive Officer of the Company, Mr. Graham.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 49, has served as Chairman of Davis Selected Advisers, Inc., an investment counseling firm, since 1998. He has served as a Director of the Company since January 2006 and is a member of the Audit, Finance and Executive Committees of the Board. Mr. Davis became lead Director in May 2011. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, LP, as well as other entities controlled by Davis Selected Advisers, LP. Mr. Davis is a Director of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several non-profit organizations.

Thomas S. Gayner

Mr. Gayner, age 53, has served as President and Chief Investment Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, VA, since May 2010. Mr. Gayner has served as a Director of the Company since January 2007. He is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he served as a Director of Markel Corporation from 1998 to 2003. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, The Davis Series Mutual Funds, Bon Secours Health System and the Community Foundation of Richmond. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Anne M. Mulcahy

Mrs. Mulcahy, age 62, served as Chairman of the Board of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy has served as a Director of the Company since January 2008. She is Chairman of the Compensation Committee and also serves on the Executive Committee. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Target Corporation, Johnson & Johnson, LPL Financial and the non-profit organization Save the Children, where she serves as Board Chairman. Mrs. Mulcahy was a Director of Citigroup, Inc. until May 2010. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Larry D. Thompson

Mr. Thompson, age 69, is recently retired from PepsiCo, Inc., a global food and beverage company, where he served as Executive Vice President–Government Affairs, General Counsel and Corporate Secretary from June 2012 to November 2014. From October 2004 to May 2011, when he initially retired, Mr. Thompson served as a Senior Vice President–Government Affairs, General Counsel and Corporate Secretary of PepsiCo, Inc. Mr. Thompson has served as a Director of the Company since June 2011 and is a member of the Compensation Committee. Mr. Thompson serves on the Advisory Boards of The Brookings Institution and the Georgia Justice Project and is a Director of the PepsiCo Foundation, Practising Law Institute and Southern Company, as well as various Franklin, Templeton and Mutual Series Funds. His government career included serving in the U.S. Department of Justice as Deputy Attorney General and leading the Department’s National Security Coordination Council. In 2002, President George W. Bush named Mr. Thompson to head the Corporate Fraud Task Force. Previously, Mr. Thompson had been a partner in the Atlanta law firm of King & Spalding, where he practiced in the antitrust and litigation departments. He served as the U.S. Attorney for the Northern District of Georgia and was later appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of the U.S. Circuit Court Judges appointed by the U.S. Supreme Court. He is an elected Fellow of the American Board of Criminal Lawyers. Mr. Thompson is a recipient of the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission, the Outstanding Litigator Award by the Federal Bar Association and the A. T. Walden Award for outstanding accomplishments to the legal profession by the Gate City Bar Association in Atlanta. Through his previous roles at the U.S. Department of Justice and at PepsiCo, Mr. Thompson brings to the Board extensive legal experience in both a governmental and corporate setting. As a Director of other public companies, he also has significant experience with corporate governance matters and reporting obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Board Committees

The standing committees of the Board include the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 13), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation among the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements; and (vii) the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Christopher C. Davis, Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. served on the Audit Committee in 2014. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2014.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing and approving the compensation of the Company’s Chief Executive Officer and President; (ii) consulting with the Chief Executive Officer with respect to the compensation of the Company’s other executives (including, specifically, approving all salaries of $300,000 or more per year; all incentive compensation awards and all other bonuses, other than sales bonuses, of $75,000 or more for employees of all business units, including Corporate; and awards of restricted stock and stock options); (iii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iv) preparing any report on executive compensation required by the rules and regulations of the SEC. A current copy of the Compensation Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Lee C. Bollinger, Barry Diller, Anne M. Mulcahy (Chairman) and Larry D. Thompson served on the Compensation Committee in 2014. All members of the Compensation Committee are non-employee Directors and have been determined to be “independent” within the meaning of the listing requirements of the New York Stock Exchange applicable to service on compensation committees.

The Compensation Committee held six meetings in 2014.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and dispositions of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Christopher C. Davis (Chairman), Barry Diller, Thomas S. Gayner, David Goldberg, Donald E. Graham, Timothy O’Shaughnessy and Katharine Weymouth served on the Finance Committee in 2014.

The Finance Committee held one meeting in 2014.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Christopher C. Davis, Barry Diller, Donald E. Graham (Chairman), Anne M. Mulcahy, Ronald L. Olson and Timothy J. O’Shaughnessy serve on the Executive Committee.

The Executive Committee held one meeting in 2014.

Meeting Attendance

The Board held a total of five regular meetings and four special meetings in 2014. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the meeting. In addition to the Chairman, three Directors attended the 2014 Annual Meeting of Shareholders.

Director Compensation

During 2014, non-employee Directors received the following annual payments:
•$150,000 as a cash retainer; and
•reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chair of a committee of the Board received an additional $20,000. Members of the Audit Committee received an additional $20,000 annually for their service on that committee. Employee Directors received no compensation for serving on the Board.

The Company regularly evaluates the level of its non-employee Director compensation and occasionally makes recommendations to the Board to better align its non-employee Director compensation with the market. In 2014, the Company recommended and the Board approved increasing the annual cash retainer from $80,000 to $150,000; the compensation payable for service as a Chair of a committee of the Board from $10,000 to $20,000; and the compensation payable for service as a member of the Audit Committee from $12,000 to $20,000. These amounts are paid only to non-employee Directors. Employee Directors do not receive additional compensation for serving on the Board.

The total 2014 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lee C. Bollinger	$150,000	—	—	$150,000
Christopher C. Davis	190,000	—	—	190,000
Barry Diller	150,000	—	—	150,000
Thomas S. Gayner	190,000	—	—	190,000
David Goldberg	150,000	—	—	150,000
Anne M. Mulcahy	170,000	—	—	170,000
Ronald L. Olson	150,000	—	—	150,000
Larry D. Thompson	150,000	—	—	150,000
G. Richard Wagoner, Jr.	170,000	—	$4,000 (1)	174,000
Katharine Weymouth	150,000	—	—	150,000

(1) Charitable contribution made pursuant to the Company’s matching gift program.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. Amounts deferred pursuant to this plan are reflected in the “Fees Earned or Paid in Cash” column in the table above. This plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan). None of the deferred amounts was credited with above-market interest. Deferred amounts are payable upon separation from service or such other future date as specified by the participant at the time of election. The Company does not provide stock awards, option awards or other non-equity compensation to non-employee Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chief Executive Officer and Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given the Company’s ownership structure. Notwithstanding the fact that as a “controlled company,” the Company is not required to have a Board of Directors that comprises a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Christopher C. Davis, Barry Diller, Thomas S. Gayner, Anne M. Mulcahy, Ronald L. Olson, Larry D. Thompson and G. Richard Wagoner, Jr. (who, together, constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In reaching this conclusion, the Board considered commercial relationships with companies at which Directors or their family members served as outside directors or executive officers. These relationships involved the Company’s purchases of services in the ordinary course of business that were made on arm’s-length terms under circumstances and in amounts that did not affect the relevant Directors’ independence.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Christopher C. Davis as lead Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session in June and September 2014 and expect to meet in executive session in 2015 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller, Anne M. Mulcahy and Larry D. Thompson served as members of the Compensation Committee in 2014. No member of the Compensation Committee has ever been an employee of the Company. No executive officer of the Company serves on the compensation committee of any other entity that has, or has had, one or more of its executive officers serving on the Company’s Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Donald E. Graham serves as Chairman of the Board of the Company, as well as Chief Executive Officer of the Company. The Board of Directors believes that Mr. Graham’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company. This structure is appropriate, given the significant shareholdings in the Company of Mr. Graham and the Graham family, and also serves other purposes. Mr. Graham possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and is best positioned to develop agendas that focus on matters that merit Board attention. At his request, Mr. Graham has not received a raise in his annual salary nor received an annual bonus in 24 years in his current non-Board roles. Because his shareholdings represent his main financial interest in the Company, the Board believes that Mr. Graham’s interests are well aligned with those of shareholders and that his dual role promotes decisive leadership, accountability and clarity in the overall direction of the Company’s business strategy. The Board also believes that this approach facilitates clear and consistent communication of the Company’s strategy to all stakeholders.

While as a “controlled company,” the Company is not legally required to have a majority of independent Directors, the majority of the Board, in fact, comprises independent Directors who act as an effective counterbalance to Mr. Graham in his dual role. The Board also appoints a lead independent Director. Christopher C. Davis serves in this capacity. The lead independent Director typically chairs executive sessions of Board meetings and consults with Mr. Graham and senior management regarding issues to be included in Board meeting agendas. The lead independent Director is also expected to collaborate with Mr. Graham in reviewing key operational and other matters and to act as a liaison between Mr. Graham and the independent Directors.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level compliance committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating With Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Navex Global, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at https://ghco.alertline.com.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2015, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Common Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases, such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Shares (%)
Name and Address of Beneficial Owner	Class A Stock	Class B Stock
Donald E. Graham (a)	959,776 (98.5%)	1,242,105 (21.4%)*
1300 North 17th Street, Suite 1700
Arlington, VA
Elizabeth G. Weymouth (b)	248,447 (25.5%)	**
1300 North 17th Street, Suite 1700
Arlington, VA
George J. Gillespie III (c)	178,575 (18.3%)	**
825 Eighth Avenue
New York, NY
Daniel L. Mosley (d)	700,169 (71.8%)	871, 056 (15.0%)*
825 Eighth Avenue
New York, NY
Southeastern Asset Management (e)	—	762,194 (16.5%)
6410 Poplar Avenue, Suite 900
Memphis, TN
The Vanguard Group (f)	—	254,881 (5.3%)
100 Vanguard Boulevard
Malvern, PA
Schroder Investment Management North America Inc. (g)	—	253,541 (5.3%)
875 Third Avenue, 22nd Floor
New York, NY
BlackRock, Inc. (h)	—	243,431 (5.1%)
55 East 52nd Street
New York, NY
_____________
*  The calculations set forth in this table relating to percentage ownership of Class B Stock include 974,823 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.
**  Less than 5%.

(a)
According to information as of February 1, 2015, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 709,627 (72.8%); and shared voting and investment power, 250,149 (25.7%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: sole voting and investment power, 110,662 (1.9%) shares; shared voting and investment power 171,667 (3.0%) shares; and 959,776 (16.6%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham.
The holdings of Class B Stock recorded for Mr. Graham also include shares of Class B Stock owned by subsidiaries of Berkshire Hathaway Inc.
(“Berkshire”), which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated
February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.

(b)
According to information as of February 1, 2015, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 178,822 (18.3%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 69,625 (7.1%) shares of Class A Stock. The holdings of Class B Stock recorded for Mrs. Weymouth, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth, are less than 5%.

(c)
According to information as of February 1, 2015, and available to the Company, Mr. George J. Gillespie III, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 178,575 (18.3%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 15,725 (<1%) shares. The holdings of Class B Stock recorded for Mr. Gillespie, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie, are less than 5%.

(d)
According to information as of February 1, 2015, and available to the Company, Mr. Daniel Mosley, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 700,169 (71.8%) shares. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 170,887 (3.5%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 700,169 (12.1%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(e)
According to a Schedule 13G filed on February 13, 2015, Southeastern Asset Management, Inc. (“Southeastern Asset”), an investment advisor, was deemed to be the beneficial owner of 762,194 (16.5%) shares of Class B Stock. According to the Schedule 13G, Southeastern Asset has sole voting power over 242,703 (5.2%) shares; shared voting power over 428,000 (9.3%) shares; no voting power over 91,491 (2%) shares; sole dispositive power over 334,194 (7.2%) shares; and shared dispositive power over 428,000 (9.3%) shares. The Schedule 13G was filed jointly with Longleaf Partners Small-Cap Fund (an investment company), which has shared voting power over 428,000 (9.3%) shares, according to the Schedule 13G.

(f)
According to a Schedule 13G filed on February 9, 2015, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 254,881 (5.3%) shares of Class B Stock. According to the Schedule 13G, Vanguard has sole voting power over 2,844 (<1%) shares, shared investment power over 2,444 (<1%) shares, and sole investment power over 252,437 (5.2%) shares.

(g)
According to a Schedule 13G filed on February 4, 2015, Schroder Investment Management North America Inc. (“Schroder Investment”), an investment advisor, was deemed to be the beneficial owner of 253,541 (5.3%) shares of Class B Stock. According to the Schedule 13G, Schroder Investment has shared voting and investment power over 208,441 (4.3%) shares. The Schedule 13G was filed jointly with Schroeder Investment Management Ltd (an investment company), which has shared voting power over 45,100 (<1%) shares according to the Schedule 13G.

(h)
According to a Schedule 13G filed on January 12, 2015, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 243,431 (5.1%) shares of Class B Stock. According to the Schedule 13G, BlackRock has sole voting power over 230,938 (4.8%) shares and sole dispositive power over 243,431 (5.1%) shares.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2015, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

Shares (%)
	Class A	Class B(a)
Lee C. Bollinger^	—	—
Christopher C. Davis^	—	5,000 (b)
Barry Diller^	—	4,000 (b)
Thomas S. Gayner^(c)	—	5,300 (b)
David Goldberg^	—	1,000 (b)
Donald E. Graham^+(d)	959,776 (98.5%)	1,242,105 (21.4%)
Hal S. Jones+(e)	—	4,975 (b)
Ann L. McDaniel+	—	2,500 (b)
Anne M. Mulcahy^	—	—
Ronald L. Olson^	—	—
Timothy J. O’Shaughnessy^+(f)	8,593 (b)	24,668 (b)
Andrew S. Rosen+(g)	—	58,175 (1.0%)
Larry D. Thompson^	—	76 (b)
G. Richard Wagoner, Jr.^(h)	—	1,000 (b)
Katharine Weymouth^	—	14,721 (b)
All Directors, named executive officers and remaining executive officers as a group, eliminating duplications (18 individuals)(i)	968,369 (99.3%)	1,373,270 (23.7%)
__________________
*  Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.
^   Director.
+   Named Executive Officer.

(a)	Includes 974,823 shares of Class B Stock issuable upon conversion of shares of Class A Stock beneficially owned.

(b)	Less than 1%.

(c)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(d)	See Table of “Principal Holders of Stock” on page 14.

(e)	Includes 2,000 shares Mr. Jones has the right to purchase, pursuant to stock options.

(f)
Class A shares held in a trust for Mr. O’Shaughnessy’s spouse. Class B stock include 16,075 shares held in trusts for the benefit of Mr. O’Shaughnessy’s spouse and children. He is neither a trustee nor a beneficiary of such trusts and disclaims beneficial ownership.

(g)
Includes 50,000 shares Mr. Rosen has the right to purchase, pursuant to stock options. In addition to the stock set forth above, Mr. Rosen holds 7,206 shares of Kaplan stock, which represents less than 1% of the total outstanding stock of Kaplan, Inc.

(h)	Shares are held in a revocable trust.

(i)
Includes 3,000 shares of Class B Stock, which Directors and executive officers have the right to purchase, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with the Graham Holdings Company Incentive Compensation Plan. It does not include 254,881 shares of Class B Stock held as of December 31, 2014, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of Class B Stock. During the fiscal year ended December 31, 2014, the Company had one deficiency in reporting. A Form 5 on behalf of Mr. Graham, acting as a trustee of a family trust, was not filed on a timely basis to report a transfer of 3,800 shares into such trust by a beneficiary thereof on December 28, 2012. A Form 4 was filed on behalf of Mr. Graham on February 25, 2015, reporting the transfer.

PROPOSAL 2: APPROVAL OF 2014 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by Schedule 14A of the Securities Exchange Act of 1934 and the corresponding SEC rules, the Company is seeking an advisory, non-binding shareholder vote from its Class A Shareholders with respect to compensation awarded to its named executive officers for 2014. On May 12, 2011, the majority of the Company’s Class A Shareholders voted in favor of an annual, non-binding shareholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. The Company’s executive compensation program and compensation paid to its named executive officers are described under the heading “Executive Compensation” in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program. Following the Meeting, the next such non-binding advisory vote to approve the Company’s executive compensation is scheduled to occur at the 2016 Annual Meeting of Shareholders.

Resolved, that the compensation paid to the Company’s named executive officers for 2014, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy Statement, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation principles and programs, with a focus on the decisions of the Compensation Committee of the Board of Directors (the “Committee”) regarding 2014 compensation for the Company’s named executive officers. The named executive officers for 2014 were as follows:

Name	Position with the Company
Donald E. Graham	Chairman of the Board of Directors and Chief Executive Officer
Hal S. Jones	Senior Vice President–Finance and Chief Financial Officer
Timothy J. O’Shaughnessy	President
Andrew S. Rosen	Chairman, Kaplan, Inc. and Executive Vice President of the Company
Ann L. McDaniel	Senior Vice President

Overview of Compensation Program

The Committee has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy—a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which is chaired by Anne M. Mulcahy and includes Lee C. Bollinger, Barry Diller and Larry D. Thompson, seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies with comparable revenue in similar industries. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, and all employees earning more than $300,000 in salary, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both the Company’s short-term and long-term plans in determining compensation. Annual plans are used to motivate and reward management for achieving specific yearly goals. Long-term plans, typically three or four years in duration, are designed to reward cumulative long-term goals. All performance criteria, however, including those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. Except in the case of sales executives or executives in high-growth revenue-focused business units, performance targets are not based on quarterly or partial-year results. Compensation paid pursuant to these plans may be cash or stock-based compensation. The Company has historically favored cash compensation over non-cash compensation, as management and the Committee believe that cash incentives provide more targeted rewards for specific performance. However the Company does not apply a specific formula for allocating between cash and non-cash compensation or short- and long-term compensation. Instead, management and the Committee select the method of compensation thought most likely to lead to achievement of the particular goal.

The named executive officers, except Donald E. Graham, Chairman of the Board and Chief Executive Officer, receive an annual salary and participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans. In addition, Hal S. Jones, Andrew S. Rosen, and Ann L. McDaniel receive restricted stock awards every other year. Timothy J. O’Shaughnessy also received a stock option grant as well as Performance Units relating to the 2013-2016 and 2015-2018 cycles as part of his new-hire compensation package in 2014. Named executive officers and others occasionally receive restricted stock or stock option grants in off-cycle years as a reward for past performance and incentive for future performance. With the exception of Mr. O’Shaughnessy, the named executive officers also receive benefits pursuant to the Supplemental Executive Retirement Plan (the “SERP”). Mr. Graham receives an annual salary and the defined benefit portion of the SERP as described below. While in prior years Mr. Graham participated in the Performance Unit Plans, he recently waived rights to any payments with respect to the 2011–2014 and 2013–2016 performance cycles and will not participate in the 2015–2018 cycle.

Compensation Committee Role and Responsibility

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. To satisfy this responsibility, the Committee is required to meet at least once a year. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the

Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the Chairman and Chief Executive Officer’s recommendations as to a successor, should he become disabled or unable to perform his duties for an extended period of time, and, annually, (ii) the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, or any of its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, Chief Executive Officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2014, the Committee retained Semler Brossy to evaluate the compensation package offered to Mr. O’Shaughnessy when he joined the Company as President.

During 2014, the Committee met six times. A copy of the Company’s Compensation Committee Charter is available under the “Investor Relations” tab at www.ghco.com.

Role of Executive Officers in Compensation Decisions

Mr. Graham, the Chief Executive Officer, and Ms. McDaniel, Senior Vice President and secretary of the Committee (also a named executive officer), attended all Committee meetings during 2014. Mr. Rosen, Chairman of Kaplan, Inc. (“Kaplan”) and Executive Vice President of the Company (also a named executive officer), and Mr. Thomas Leppert, Chief Executive Officer of Kaplan, attended one meeting to assist the Committee in estimating the fair value of Kaplan.

The Committee makes all compensation decisions for the named executive officers of the Company, except with respect to any perquisites under $200,000 per named executive officer that may be approved by Mr. Graham. The Committee also approves the compensation of all employees earning annual salaries of $300,000 or more and bonuses of $75,000 or more.

Mr. Graham and Ms. McDaniel recommend to the Committee the size of each component of compensation for each of the named executive officers (other than their own) and other relevant employees, based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company.

At his request, Mr. Graham has not received an increase in his annual salary or an annual bonus award since 1991. Beginning in 2004, he no longer accepts grants of restricted stock in the Company, has waived rights to payments pursuant to his performance units beginning with the 2007–2010 performance cycle and, beginning in 2015, will no longer receive performance units. Compensation for Ms. McDaniel is determined solely by the Chief Executive Officer and the Committee, using the same performance-based criteria as is used for the other named executive officers and senior staff of the Company (other than Mr. Graham). Ms. McDaniel is not present at Committee meetings during discussions of her individual performance.

Setting Executive Compensation

To meet the Committee’s objectives, at its request, the Chief Executive Officer and the secretary of the Committee draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is typically no later than the end of the first quarter of the first year covered by the plan.

The Company adopts a holistic view on executive compensation. The Company compares its executive salaries, annual bonuses, and long-term incentives to those of companies in similar industries and with comparable revenues and generally considers the compensation structures maintained by similarly situated companies, but does not target its executive compensation at a certain level or percentage based upon other companies’ arrangements. At least twice a year, the Committee evaluates the individual compensation of the Company’s senior executives (including the named executive officers) against market data provided by outside surveys or public information (such as the proxy filings of peer companies). The Committee defines its peer group as companies operating in the same industries (Conglomerates, Education, and Media) with one-half to two times the Company’s prior fiscal year revenue. In 2014, the Committee reviewed data from the Equilar Executive Compensation Survey and the U.S. Mercer Benchmark Database (MBD): Executive Survey. Where public data for comparable roles were available, the Committee also benchmarked its senior executives (including the named executive officers) to the following peer companies:

Apollo Education Group, Inc.	Gannett Co., Inc.
BEAM	Harsco Corporation
Cablevision Systems Corporation	ITT Corporation
Carlisle Companies Incorporated	John Wiley & Sons Inc.
CC Media Holdings, Inc.	McGraw Hill Financial, Inc.
Clear Channel Outdoor Holdings	Regal Entertainment Group
Cooper Industries	Scholastic Corporation
Crane	Scripps Networks Interactive, Inc.
Daily Mail and General Trust plc	Sirius XM Holdings Inc.
DeVry Education Group Inc.	Technicolor
Discovery Communications, Inc.	Transcontinental
Education Management

In preparing a compensation package to hire Mr. O’Shaughnessy as President, management and the Committee reviewed the total compensation of senior leaders of other Fortune 1000 companies, with comparable revenues and operating income. The Committee set Mr. O’Shaughnessy’s base salary lower than many of his peers and granted him a unique stock option award to purchase 50,000 shares of the Company at an exercise price of $1,111.20 per share on his hire date (November 3, 2014). The option exercise price was set by taking the closing share price of Class B Stock on the grant date ($787.75) and increasing the amount by a 3.5% compound annual growth rate over the maximum term of the option, which is ten years. The Committee’s expectation in determining the option’s exercise price was that with the Company’s dividend yield of approximately 1.3% at the time of grant, the option will have no value unless the shareholders receive a total return of about 5% per year over the life of the option. The options vest in tranches of 8,333 shares on the first through fifth anniversaries of the award and 8,335 on the six anniversary of the award. Semler Brossy was retained by the Committee to review and advise the Committee regarding the total compensation package.

As described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders. The Committee intends to provide that such compensation be paid under the 2012 Incentive Compensation Plan (the “2012 ICP”), which provides for the payment of compensation in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), concerning the deductibility of executive compensation. The Committee may, however, establish compensation programs or grant compensation that do not meet the requirements under Section 162(m) of the Code and which, therefore, may not be deductible to the Company, if the Committee determines that such programs or the payment of such compensation are otherwise in the best interests of the Company and its shareholders.

Elements of Compensation

The compensation package offered by the Company to its executive officers comprises the following components:

•	Competitive base salary;

•	Short-term incentive compensation in the form of performance-based annual bonuses;

•	Long-term incentive compensation, typically based on performance over three to four years;

•	Long-term equity-based incentive compensation in the form of restricted stock and stock options;

•	Perquisites; and

•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in an executive’s responsibilities during such cycle. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company.

With respect to the base salary paid to Mr. Graham in 2014, the Committee considered the base salaries paid to chief executive officers of peer companies, the Company’s results in 2013 and Mr. Graham’s performance since 1979, when he became publisher of The Washington Post. The Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies. However, at Mr. Graham’s request, the Committee left his salary at $400,000. The Committee does not weigh Mr. Graham’s below-market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A and Class B Shareholders of the Company adopted the 2012 ICP in May 2012. Prior to the adoption of the 2012 ICP, performance-based incentive compensation was awarded under the Incentive Compensation Plan (adopted in 2001) or the Stock Option Plan (reauthorized in 2003).

The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 181 employees of the Company who are participants under the 2012 ICP and receive annual bonus awards and/or hold restricted stock, stock options, or performance units granted under the 2012 ICP. Each named executive officer, except Mr. Graham, participates in these programs.

Annual Bonuses

The 2012 ICP provides for annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The 2014 target annual bonus award for each of the named executive officers, as a percentage of base salary, was as follows: Mr. O’Shaughnessy, 100% (prorated for time in position); Mr. Rosen, 100%; Mr. Jones, 50%; and Ms. McDaniel, 50%. Mr. Graham has asked the Committee not to grant him an annual bonus award.

In 2014, the annual bonus formula for the named executive officers was based on a diluted earnings per share target because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. For Mr. Rosen, the formula included a component of base salary (50%) tied to the performance of Kaplan; and for Ms. McDaniel, the formula included a component of base salary (10%) tied to the performance of the Slate business. Management and the Committee believe that they have designed the targets to be challenging, but achievable. The Company has achieved its financial goals and paid out at or above target in the annual bonus portion of the 2012 ICP in four of the past five years; in one of the past five years, the Company achieved less than 100% of its earnings per share goal, as adjusted to exclude certain items.

The original diluted earnings per share goal for 2014 was $38.67; however, the Committee adjusted the goal to exclude the impact of discontinued operations, resulting in a revised diluted earnings per share goal of $35.59. In setting the original goal, the Committee established a formula for bonus purposes that included adjustments for certain items, to the extent that actual amounts varied from those in the 2014 annual budget. Specifically, these adjustments included credits for a Kaplan stock compensation expense budget variance, offset by additions for a pension budget variance, foreign exchange losses and unbudgeted new investments and acquisitions.

In calculating the Company’s achievement of 2014 diluted earnings per share for purposes of making its final bonus determinations for the named executive officers, the Committee also exercised its discretion to exclude certain unusual and unbudgeted items, in addition to the adjustments included in the diluted earnings per share formula. Specifically, the adjustments included unbudgeted gains, net of losses, related to certain business transactions, unbudgeted restructuring charges at Kaplan, unbudgeted costs at corporate and Celtic and unbudgeted LTIP costs at SocialCode. The Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts. The exhibit to the Company’s Form 8-K filed on February 20, 2015, detailed most of these items, as does page 42 of the Company’s Annual Report on Form 10-K, filed on February 27, 2015. These items collectively amounted to $102.99 in diluted earnings per share net deductions, or 98% of the total adjustments made.

Taking into account these adjustments, the Company’s 2014 diluted earnings per share, as adjusted for purposes of the bonus determination, was $36.25 (compared to reported diluted earnings per share from continuing operations of $138.88), resulting in the Company’s achievement of 102% of its revised earnings per share goal for 2014. Annual bonuses are paid at a maximum of 200% of target for earnings per share performance of 140% of budget. As a result, the annual bonus payout was approximately 104% of target, based on the established annual formula.

Restricted Stock

To align the interests of the Company’s shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the 2012 ICP also provides for grants of restricted stock of the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the estimated value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares generally cliff vest at the conclusion of a four-year vesting period and accelerate vesting only at the discretion of the Committee.

Performance Units

To highlight specific long-term financial goals, the 2012 ICP provides for the grant of performance-based compensation, which the Company grants pursuant to its Performance Unit Plans. The named executive officers, other than Mr. Graham, participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, and/or quantitative revenue growth or profitability measurements of the Company as a whole or of individual business units. Management and the Committee believe that they have designed the performance-based goals to be challenging, but achievable. In three of the past four award cycles, the Company achieved or exceeded its goals and paid out at or above target. In one of the past four award cycles, the targeted performance goals were not met, and the plan paid out below target. Each performance unit has a nominal value of $100 and a maximum potential payout of $200. The payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula within 90 days of the beginning of the cycle, and no later than prior to the completion of the first quarter of the cycle. At the end of the cycle, the unit value is calculated, based on application of the formula, and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) the discretion of the Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

In connection with the sale of Washington Post Media (“WPM”) to Nash Holdings LLC (“Nash”), completed in October 2013 (the “WPM Transaction”), in January 2014, the Committee revised the valuation formulas with respect to the 2011–2014 and 2013–2016 cycles.

Awards under the 2011–2014 cycle were based on a three-pronged formula. The 2011–2014 cycle formula consisted of an average of the value of the performance units allocable to the 2011–2014 performance of WPM, Cable ONE, Inc. (“Cable ONE”) and Graham Media Group, formerly Post–Newsweek Stations, Inc. (“GMG”) (49%); plus an average of the value of the performance units allocable to the 2011–2014 performance of Cable ONE and GMG (16%); plus an amount based on Kaplan’s achievement of cumulative operating income goals during the four-year period, excluding intangibles amortization, Kaplan stock compensation expense and restructuring charges (35%).

Awards under the 2013–2016 cycle are based on a two-pronged formula. The 2013–2016 cycle formula consists of an average of the value of the performance units allocable to 2013–2016 performance of Cable ONE and GMG (65%), plus an amount based on Kaplan’s achievement of cumulative operating income goals during the four-year period, excluding Kaplan stock compensation expense and restructuring charge (35%). In light of the Cable ONE spin-off, the Committee in January 2015 revised the valuation formula of the 2013–2016 cycle to take effect on the closing date of the transaction. Specifically, the Committee determined that if Cable ONE were no longer held by the Company for the final year-and-a-half of the performance period, then the weighting of performance units attributable to an average of Cable ONE and GMG should be reduced and the weighting of performance units attributable solely to GMG should make up for the reduction. Accordingly, in the event that the spin-off is completed, upon such date, awards under the 2013–2016 cycle will be based on a three-pronged formula consisting of the average of the value of the performance units allocable to the 2013–2016 performance of Cable ONE and GMG (49%); plus the value of the performance units allocable to the 2013–2016 performance of GMG (16%); plus an amount based on

Kaplan’s achievement of cumulative operating income goals during the four-year period, excluding Kaplan stock compensation expense and restructuring charges (35%).

The Committee initially selected these targets because they reflected the key priorities for the Company on the grant date for the applicable time periods. The values of performance units in the 2011–2014 and 2013–2016 cycles are determined at the conclusion of those cycles, based on the performance criteria described below.

The performance measure used in the formula at WPM under the 2011–2014 cycle was cumulative operating income over the four-year period relative to a break-even target. Valuations of performance units, based on this measure, are as follows:

Performance	Unit Value
Greater than $86M	$200
$66M to $85M	$150
$36M to $65M	$100
$0M to $35M	$50
Less than $0M	$0

In all cases, the performance measure of operating income excludes pension expense.

As a result of the WPM Transaction, awards under WPM’s 2011–2014 cycle were valued in October 2013, based on 2011–2013 performance. For WPM’s 2011–2014 cycle, the Committee determined a payout value of $75 per unit with respect to the portion of performance attributable to WPM.

The performance measure used in the formula for Cable ONE for both the 2011–2014 and 2013–2016 cycles is cumulative free cash flow over the applicable four-year period relative to a target amount. Free cash flow is defined as operating income, plus depreciation and amortization, less capital expenditures. Valuations of performance units, based on this measure, are as follows:

Performance	Unit Value
110%	$200
105%	$175
100% Target	$150
91%	$15
Less than 91%	$0

 For the 2011–2014 cycle, Cable ONE’s results were 97.4% of the target amount, resulting in a payout of $111 per unit.

The performance measure used for GMG for both the 2011–2014 and 2013–2016 cycles is GMG’s cumulative cash flow margin ranking over the applicable four-year period compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income plus depreciation and amortization, as a percentage of revenue. As soon as practical after the award cycle, the Committee determines GMG’s cash flow margin rank among the cash flow margins of the peer companies and determines the payout value of each performance unit. The value of each performance unit is determined as set forth in the following table:

GMG Cash Flow Margin Rank	Unit Value
#1	$150
#2	$125
#3	$50
Below #3	$0

The GMG formula for both the 2011–2014 and 2013–2016 cycles provides that the payout value will be increased by $12.50 for each of the four years during the award cycle in which GMG’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than that of the nearest competitor among the peer companies. The formula also provides that the payout value will be reduced by 50% if GMG does not produce operating income in one of the four years during the award cycle. If GMG does not produce operating income for at least two years in the cycle, then there will be no payout with respect to the portion of performance attributable to GMG.

For the 2011–2014 cycle, GMG’s cash flow ranked number one overall for the four-year period; plus, in 2013 and 2014, GMG’s cash flow was 2% higher than that of the nearest competitor among the peer companies, resulting in a payout of $175 per unit.

For the 2011–2014 cycle, Kaplan’s adjusted cumulative operating income over the four-year period was $423.4 million, resulting in a payout value of $134.34.

Performance Units for the 2011–2014 cycle were valued at $130 per unit based on achievement of the established performance measures. Performance unit payouts for the named executive officers for the 2011–2014 cycle are included in the Summary Compensation Table.

Because the performance measures that compose the valuation formula for performance units are cumulative for the measures applicable to Kaplan, Cable ONE and GMG, it is not possible to calculate with certainty any interim performance unit values mid-cycle, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle. Mr. O’Shaughnessy holds 5,000 units in the 2013–2016 cycle, Mr. Rosen holds 3,000 units in the 2013–2016 cycle and Mr. Jones and Ms. McDaniel each hold 6,500 units in the 2013–2016 cycle. Mr. Graham held 9,750 units in the 2013–2016 cycles, but at Mr. Graham's request in 2015, the Committee forfeited the award.

Stock Options

Pursuant to the terms of the 2012 ICP, shares of Class B Stock may be issued upon the exercise of stock options granted to key employees of the Company. The Committee, however, does not grant stock options on a consistent basis and grants stock options only when a key employee has made a significant contribution to the Company and demonstrates the ability to make additional contributions. The options generally vest 25% per year, over four years, and expire ten years from the grant date. As of the end of the Company’s 2014 fiscal year, Mr. O’Shaughnessy held options to acquire 50,000 shares of Class B Stock, granted in 2014 in connection with his hiring. For a description of the terms of Mr. O’Shaughnessy’s options, see the section above entitled “Setting Executive Compensation.” In addition, Mr. Rosen held options to acquire 50,000 shares of Class B Stock, granted in 2011, and Mr. Jones held options to acquire 2,000 shares of Class B Stock, granted in 2008. Given Mr. Graham’s significant ownership in the Company, the Committee has not granted any stock options to Mr. Graham.

Perquisites

The Company provides few perquisites for the named executive officers. In 2014, Ms. McDaniel received paid garage parking at the Company’s headquarters in Arlington, VA, and financial and tax advice valued at $17,647.

Retirement Benefits

Qualified Defined Contribution and Defined Benefit Plan

Most employees of the Company, including certain named executive officers, are eligible to participate in the Company’s qualified defined contribution 401(k) and defined benefit retirement programs. Benefits under these plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration.

Eligible Corporate employees hired on or after September 1, 2009, participate in the Cash Balance Retirement Program (“CBRP”). Eligible Corporate employees who were actively employed on or after August 1, 2012, also participate in the Secure Retirement Account (“SRA”). Both the CBRP and the SRA are defined benefit programs in which participant account balances grow through quarterly pay-based credits and quarterly interest credits. Corporate employees hired prior to September 1, 2009, including certain named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90 (the “Rule of 90”), receive an annual pension equal to 1.75% of their highest average 60-month base salary annualized up to the limits permitted by the Code, minus Social Security-covered compensation multiplied by the appropriate Social Security offset percentage and early retirement factor, multiplied by the number of years of credited service under the Graham Holdings Retirement Benefits Schedule (“Graham Schedule”). An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under the Graham Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payment at or after age 55, but prior to age 65, and who had ten years of vesting service at retirement. The pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

Non-Qualified Supplemental Executive Retirement Plans

The Company maintains an unfunded SERP, which is designed to retain and recruit key executives. Participants in the SERP, including certain named executive officers, are selected by management as employees whom management most wants to retain because of their superior performance and are approved for participation by the Committee.

To offset limitations placed on the income that can be considered in the formulas of retirement plans and benefits that can be payable from the plans, the SERP provides a “supplemental retirement benefit.” This benefit is calculated under the rules of the qualified defined benefit retirement plan, but without reference to such income and benefit limitations, and includes in the calculation compensation from annual bonuses in the case of certain key executives (including the participating named executive officers). In any instance in which a retiring executive’s supplemental retirement benefit exceeds the benefit payable by the qualified defined benefit plan or plans, the Company will pay the excess to him or her as a supplemental retirement benefit. Benefits provided under the SRA of the qualified retirement plan are not covered by the SERP.

The SERP also provides key executives, including certain named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations (currently $53,000). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. Mr. Graham has waived his right to maintain a separate unfunded savings plan account under the SERP.

Non-Qualified Deferred Compensation Plan

The Company also maintains a Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan that allows a select group of senior executives and non-employee Directors the opportunity to voluntarily defer, on a non-qualified basis, the receipt of certain compensation payments or fees. For employee participants, including certain named executive officers, eligible compensation for deferral is limited to annual bonus and certain long-term cash awards (including performance unit grants) under the 2012 ICP.

Voluntary Retirement Incentive Program

In 2014, a Voluntary Retirement Incentive Program (“VRIP”) was offered to Company employees ages 55 and older in specific job classifications. The package included a one-time payment based on a formula including years of service and base pay, and a 10% increase in payouts from The Retirement Plan of Graham Holdings Company (“The Retirement Plan”) and, if applicable, the SERP. Ms. McDaniel met the criteria for the program, accepted the package and will retire from the Company effective April 3, 2015.

The retirement plans are more fully described under “Pension Benefits” and “Non-Qualified Deferred Compensation,” beginning on page 32.

Employment Agreements and Severance Packages

In order to attract, retain and motivate the best talent as well as to ensure business continuity of the Company’s operations, the Company may occasionally enter into employment agreements with key employees, including the named executive officers. In 2014, with the exception of Mr. Graham, the Company entered into letter agreements with each of the named executive officers.

Mr. O’Shaughnessy’s Agreement

The Company entered into a letter agreement with Mr. O’Shaughnessy in October 2014 to incentivize him to accept the position of President of the Company. Pursuant to Mr. O’Shaughnessy’s employment agreement, if he is terminated for any reason other than cause while his new-hire option award remains outstanding, subject to the execution of a separation and release agreement within 30 days following his termination, he will vest in the next tranche of options that is scheduled to vest after his termination, and he will have up to three months (or shorter if through the expiration date of the award) following termination to exercise any vested options.

Under the terms of Mr. O’Shaughnessy’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. O’Shaughnessy agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosen’s Agreement

The Company entered into a letter agreement with Mr. Rosen in April 2014 to incentivize him to accept the position of Chairman of Kaplan and Executive Vice President of the Company. Mr. Rosen’s employment agreement includes clauses that provide for an enhanced retirement benefit and cash payments upon termination from the Company.

If Mr. Rosen is terminated for any reason prior to September 1, 2018, the defined benefit portion of his SERP benefit will be calculated as if he satisfied the Rule of 90, provided however that all components of the unrestricted benefit other than the early retirement factor shall be computed using his actual age and years of service (such enhanced benefit, the “Rosen Individual Pension Arrangement”). The Rosen Individual Pension Arrangement would be payable in the same form and at the same time as his benefit under the SERP would otherwise be paid, provided that if his employment with the Company terminates for any reason prior to September 1, 2018, the enhanced benefit will not begin earlier than September 1, 2018.

If Mr. Rosen is terminated by the Company without cause, he will receive a one-time lump-sum cash payment of $3,500,000, payable on the 65th day following termination of employment, and prorated vesting of outstanding restricted stock and stock options held at the time of termination, provided he signs an irrevocable separation and release agreement no later than 60 days following the date of his termination.

Should Mr. Rosen choose to terminate his employment with the Company prior to April 1, 2016, he will receive a one-time lump-sum cash payment of $2,000,000, payable on the 65th day following termination of employment (the “Rosen Individual Deferred Compensation Arrangement”), provided he signs an irrevocable separation and release agreement no later than 60 days following the date of his termination.

Under the terms of Mr. Rosen’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosen agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Jones’ Agreement

The Company entered into a letter agreement with Mr. Jones in July 2014 to retain him as Chief Financial Officer of the Company. Mr. Jones’ agreement guarantees, subject to his signing an irrevocable separation and release agreement no later than 60 days following the date of termination, a cash payment upon termination from the Company for any reason other than cause and an enhancement to his qualified and non-qualified retirement benefits. The value of the benefit will be equal to the sum of $1,400,000 (the “Jones Individual Deferred Compensation Arrangement”) plus the actuarial present value of 10% of the benefits payable to him under The Retirement Plan and the SERP (the “Jones Individual Pension Arrangement”). These benefits will be payable no later than 70 days following termination of employment, unless such 70-day period would span two different taxable years, in which case it will be paid in the second such taxable year.

Under the terms of Mr. Jones’ letter agreement, and as consideration for the benefits provided in the agreement, Mr. Jones agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Ms. McDaniel’s Agreements

Ms. McDaniel accepted the VRIP offered to certain employees of the Company in 2014. Following her retirement, Ms. McDaniel will receive a one-time payment valued as of December 31, 2014, at $1,348,200 ($546,000 from The Retirement Plan and $802,200 from the SERP), based on her 31 years of service with the Company. Ms. McDaniel will retire from the Company effective April 3, 2015.

To ensure business continuity, the Company entered into a consulting agreement with Ms. McDaniel in July 2014. The agreement sets forth terms upon which Ms. McDaniel will provide services to the Company as an independent contractor for a term of up to 24 months following her retirement from the Company. Pursuant to her consulting agreement, Ms. McDaniel has also agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions during the period she performs the consulting services and to maintain the confidentiality of certain information related to the Company and its businesses during the period she performs the consulting services and at all times thereafter.

Results of Shareholder Advisory Votes on Executive Compensation

At the 2014 Annual Meeting of Shareholders, the Company’s Class A Shareholders unanimously approved the overall 2013 compensation for its named executive officers, including the policies and practices related thereto. The Company believes this vote reflected Class A Shareholder approval of its pay-for-performance philosophy and the absence of pay practices that shareholders consider problematic. Accordingly, the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2014, as outlined in its compensation philosophy and framework. The Committee values the shareholder feedback provided through the vote and will consider the results of the vote, as well as future votes, in refining the development of our compensation program and goal setting in the future.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy, Chairman
Lee C. Bollinger
Barry Diller
Larry D. Thompson

The following table shows the compensation paid by the Company during the most recent three years to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c) [1]	Bonus ($) (d) [2]	Stock Awards ($) (e) [3]	Option Awards ($) (f) [3]	Non-Equity Incentive Plan Compen-sation ($) (g) [4]	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h) [5]	All Other Compen-sation ($) (i) [6]	Total ($) (j)
Donald E. Graham	2014	400,000	—	—	—	—	460,724	2,600	863,324
Chairman of the Board and Chief Executive Officer	2013	400,000	—	—	—	—	—	2,550	402,550
	2012	400,000	—	—	—	—	464,724	13,000	877,724
Hal S. Jones	2014	755,000	—	—	—	1,174,200	2,280,070	1,444,660	5,653,930
Senior Vice President–Finance and Chief Financial Officer	2013	725,000	500,000	—	—	596,600	552,554	26,990	2,401,144
	2012	700,000	—	297,704	—	1,307,848	1,239,250	67,760	3,612,562
Timothy J. O’Shaughnessy	2014	125,000	—	—	8,800,000	130,600	—	—	9,055,600
President
Andrew S. Rosen	2014	1,625,000	—	—	—	1,129,486	3,965,652	2,099,550	8,819,688
Chairman Kaplan Inc. and Executive Vice President–Graham Holdings Co.
Ann L. McDaniel	2014	642,000	—	—	—	1,073,880	3,965,794	56,431	5,738,105
Senior Vice President	2013	615,000	200,000	—	—	466,400	433,606	31,736	1,746,742
	2012	592,250	—	297,704	—	1,068,925	1,186,376	81,423	3,226,678

1.	Amounts in this column represent base salary earned for each of the named executive officers in 2014. Mr. O’Shaughnessy joined the Company on November 3, 2014.

2.	Amounts in this column represent special payments made in recognition of extraordinary efforts in connection with the WPM Transaction.

3.
The amounts shown in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC TOPIC 718 and reflect an estimate of the grant date fair value of stock and option grants made through the close of the 2014 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated. See Note 13 of Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K, filed on February 27, 2015, for a discussion of the assumptions used in valuation of the stock and option awards. For additional detail regarding awards made during the 2014 fiscal year, see the “Grants of Plan-Based Awards” table.

4.
Amounts in this column for 2014 represent payments under the 2014 annual bonus plan and the 2011–2014 Performance Unit Plan as follows: Mr. Jones, $394,200 in annual bonus, $780,000 in performance units; Mr. O’Shaughnessy, $130,600 in annual bonus; Mr. Rosen, $1,129,486 in annual bonus; Ms. McDaniel, $293,880 in annual bonus and $780,000 in performance units. Amounts in this column for 2013 represent payments under the 2013 annual bonus plan. Amounts in this column for 2012 represent payments under the 2012 annual bonus plan, the 2009–2012 Performance Unit Plan and other plans as follows: Mr. Jones, $411,100 in annual bonus, $731,500 in performance units and an award that was granted in 2007 with a five-year cliff vest and was valued based on the estimated fair value of Kaplan stock as of December 31, 2011; Ms. McDaniel, $337,425 in annual bonus and $731,500 in performance units. Mr. Graham waived the right to payment of his performance unit awards under the 2011–2014 Performance Unit Plan valued at $1,267,500 and under the 2009–2012 Performance Unit Plan valued at $1,296,750 in 2014 and 2012, respectively.

5.	There were no above-market or preferential earnings on compensation deferred on a non-tax-qualified basis, and, therefore, no such earnings are reflected in the amounts shown in this column.
Benefits were assumed to commence at the age when benefits under the SERP are first unreduced and were discounted to the date as of which they were determined (either 12/31/2014 or 12/31/2013). Assumed benefit commencement ages are shown below, rounded to the nearest age:
Graham:    age 70 (12/31/2014); age 69 (12/31/2013)
Jones:    age 63 (12/31/2014 and 12/31/2013)
McDaniel:    age 59 (12/31/2014 and 12/31/2013)
Rosen:    age 58 (12/31/2014 and 12/31/2013)
O’Shaughnessy: He is not yet eligible for participation in the Company's qualified retirement benefit plans.

Mr. Graham has reached Normal Retirement Age (age 65), and Ms. McDaniel and Mr. Jones have both met the eligibility requirements for Early Retirement (age 55, with ten years of Company service). Mr. Rosen has not yet reached age 55.
Changes in the present value of benefits in 2014 are attributable to The Retirement Plan, the corresponding benefit under the SERP, the Jones Individual Pension Arrangement, and the Rosen Individual Pension Arrangement as follows: Mr. Graham, $314,021 The Retirement Plan and $146,703 the SERP; Mr. Jones, $254,451 The Retirement Plan, $1,343,208 the SERP and $682,411 the Jones Individual Pension Arrangement; Ms. McDaniel, $1,131,702 The Retirement Plan and $2,834,092 the SERP; Mr. Rosen, $62,425 The Retirement Plan and $3,903,227 the SERP which includes the Rosen Individual Pension Arrangement. For additional detail regarding the Jones Individual Pension Arrangement and the Rosen Individual Pension Arrangement, see “Compensation Discussion and Analysis: Employment Agreements and Severance Packages” above and “Executive Compensation: Pension Benefits” below.
The values of accumulated plan benefits were determined using a discount rate of 4.00% at 12/31/2014 and 4.80% at 12/31/2013 and using RP-2014 Fully Generational Mortality Table for males and females using Scale MP-2014 at 12/31/2014 and RP-2000 generational using Scale AA at 12/31/2013.

6.	For 2014, the amounts shown include the information detailed in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)[1]	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Restricted Stock Dividends ($) (f)[2]	Individual Deferred Compensation Arrangement (g)[3]	Total ($) (h)
Donald E. Graham	—	2,600	—	—	—	2,600
Hal S. Jones	—	2,600	25,740	16,320	1,400,000	1,444,660
Timothy J. O’Shaughnessy	—	—	—	—	—	—
Andrew S. Rosen	—	2,500	40,950	56,100	2,000,000	2,099,550
Ann L. McDaniel	17,647	2,600	19,864	16,320	—	56,431

1.	The amount represents $1,485 for parking expenses and $16,162 for financial planning services provided by the Company for Ms. McDaniel.
2. The amounts represent dividends attributable to restricted stock granted under the Company’s Incentive Compensation Plan and the 2012 ICP that are not included in the grant date fair value of such restricted stock awards reported in column (e) of the Summary Compensation Table.
3. Represents amounts payable pursuant to letter agreements with Mr. Jones and Mr. Rosen upon termination of employment under any circumstances.

The following table provides information on awards made under the 2012 ICP to each of the named executive officers in 2014. Awards granted to the named executive officers under the 2012 ICP in 2014 include annual incentive awards, performance units and stock options:

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Non-equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Threshold ($) (d)	Target ($) (e)	Max ($) (f)	Threshold ($) (g)	Target ($) (h)	Max ($) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/share) (l)	Closing Price on Date of Grant for Option Awards If Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
Donald E. Graham	—	—	—	—	—	—	—	—	—	—	—	—	—
Hal S. Jones
Annual Incentive[1]	—	—	188,750	377,500	755,000	—	—	—	—	—	—	—	—
Timothy J. O’Shaughnessy
Annual Incentive[1]	—	—	62,500	125,000	250,000	—	—	—	—	—	—	—	—
Performance Units[2]		5,000	24,400	500,000	1,000,000	—	—	—	—	—	—	—	—
Stock Options[3]	11/3/2014									50,000	1,111.20	787.75	8,800,000
Andrew S. Rosen
Annual Incentive[1]	—	—	812,500	1,625,000	3,250,000	—	—	—	—	—	—	—	—
Performance Units[2]		3,000	14,640	300,000	600,000	—	—	—	—	—	—	—	—
Ann L. McDaniel
Annual Incentive[1]	—	—	160,500	321,000	642,000	—	—	—	—	—	—	—	—

1.
Amounts shown are the threshold, target and maximum payouts under the annual bonus component of the 2012 ICP. The Committee sets the performance-based goals for purposes of the annual incentive awards to be paid for fiscal year 2014. The amount in column (d) represents the minimum payment level, which is 50% of the target. The amount shown in column (f) represents the maximum payout level, which is 200% of the target. In the event that the goals set by the Committee are not attained, no amount would be paid.

2.
These grants represent performance units granted as part of a four-year award cycle. The Committee has set the performance-based goals for these grants, which are to be paid in fiscal year 2017. The amount in column (d) represents the minimum payment level, which is $4.88 per unit. The amount shown in column (e) represents the nominal value of each unit, which is $100 per unit, and the amount in column (f) represents the maximum payout per unit, which is $200 per unit. In the event that the goals set by the Committee for these grants are not attained, no amount will be paid.

3.	This grant represents a special new-hire award vesting over a six-year period.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” each of Messrs. O’Shaughnessy and Rosen entered into employment agreements with the Company in 2014 that provide for annual base salaries of $750,000 and $1,625,000, respectively, and a discretionary annual cash incentive bonus target of 100% of base salary. In addition, pursuant to each executive’s employment agreement, Messrs. O’Shaughnessy and Rosen were entitled to a grant of 5,000 and 3,000 performance units, respectively, in the 2013–2016 performance cycle and Mr. O’Shaughnessy was additionally entitled to a grant of 50,000 stock options, as reflected in the Grants of Plan-Based Awards table. Mr. Rosen is additionally entitled to guaranteed enhanced retirement benefits under the terms of his employment agreement. See “Compensation Discussion and Analysis: Employment Agreements and Severance Packages” for further details on the employment agreements with Messrs. O’Shaughnessy and Rosen.

Letter Agreement. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” Mr. Jones entered into a letter agreement with the Company in 2014 providing for enhanced retirement benefits upon the termination of his employment with the Company for any reason. For additional information regarding the letter agreement with Mr. Jones, see “Compensation Discussion and Analysis: Employment Agreements and Severance Packages.”

VRIP. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” Ms. McDaniel is entitled to enhanced retirement benefits under The Retirement Plan and the SERP in connection with her acceptance of the VRIP package offered by the Company in 2014. For additional information regarding the terms of the VRIP, see “Compensation Discussion and Analysis - Employment Agreements and Severance Packages.”

Annual Bonus/Incentive Awards. The Summary Compensation Table and Grants of Plan-Based Awards table provide information regarding the annual bonus or incentive awards granted to the named executive officers in 2014. See “Compensation Discussion and Analysis: Performance-Based Incentive Compensation–Annual Bonuses” for additional information regarding the terms of these awards.

Restricted Stock. The Summary Compensation Table reflects the fair value of the restricted stock awards made in 2012 on the date of grant. Restricted stock generally vests four years from the date of grant, subject to continued employment. There were no restricted stock awards granted to the named executive officers in 2013 and 2014.

Performance Units. The Summary Compensation Table includes amounts earned for performance units granted under the 2009–2012 and 2011–2014 award cycles. The Grants of Plan-Based Awards Table includes the threshold, target and maximum payouts of performance units granted under the 2013-2016 award cycle to Mr. O’Shaughnessy and Mr. Rosen. The Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. For additional information regarding the performance units, see “Compensation Discussion and Analysis: Performance Based Incentive Compensation–Performance Units.”

Stock Options. Generally, the value of stock option awards shown in the Summary Compensation Table represents options granted under the 2012 ICP. The options generally vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant. The Grants of Plan-Based Award Table reflects the number of options granted to Mr. O’Shaughnessy under the 2012 ICP in a special new-hire grant and the fair value of the award on the date of grant. This award will vest over a six-year period and was granted at an option price that was calculated by increasing the closing price on the grant date by a 3.5% compound annual growth rate over the ten-year term of the award. For additional information regarding the terms of the new-hire stock option grant to Mr. O’Shaughnessy see “Compensation Discussion and Analysis: Setting Executive Compensation.”

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards [1]					Stock Awards [2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) [3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Donald E. Graham	—	—	—	—	—	—	—	—	—
Hal S. Jones	2,000	—	—	651.91	5/12/2018	1,600	1,381,936	—	—
Timothy J. O’Shaughnessy	—	50,000	—	1,111.20	11/3/2024	—	—	—	—
Andrew S. Rosen	37,500	12,500	—	502.58	2/22/2021	5,500	4,750,405
Ann L. McDaniel	—	—	—	—	—	1,600	1,381,936	—	—

1.
Stock Options granted under the Company’s Stock Option Plan and the 2012 ICP generally vest 25% per year over a four-year period from the date of grant. Mr. O’Shaughnessy received a special new-hire option grant that vests over a six-year period. The following are the vesting dates of outstanding options granted to the named executive officers:

	Number of Options	Year 1 Vest Date		Year 4 Vest Date	Year 6 Vest Date	Vested	Not Vested
Hal S. Jones	2,000	5/12/2009	to	5/12/2012		2,000	—
Timothy J. O’Shaughnessy	50,000	11/3/2015	to		11/3/2020	—	50,000
Andrew S. Rosen	50,000	2/22/2012	to	2/22/2015		37,500	12,500

2.
Stock Awards have been granted in the form of Restricted Stock under the Company’s Incentive Compensation Plan and the 2012 ICP as of December 31, 2014.  All of the awards listed below vest 100% at the end of the relevant Award Cycle. The following are the vesting dates of the grants to the named executive officers:

	Number of Shares	Vest Date
Hal S. Jones	800	1/4/2017
	800	1/5/2015
Andrew S. Rosen	2,500	1/4/2017
	3,000	1/4/2016
Ann L. McDaniel	800	1/4/2017
	800	1/5/2015

3.	Calculated using the closing price of a share of the Company’s Class B Common Stock as of December 31, 2014 ($863.71).

The following table shows the number of Class B shares acquired upon the exercise of stock options and the vesting of stock awards held by the named executive officers in fiscal year 2014 and the value realized upon such exercise or vesting.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Donald E. Graham	—	—	—	—
Hal S. Jones	2,000	1,117,807	—	—
Timothy J. O’Shaughnessy	—	—	—	—
Andrew S. Rosen	—	—	—	—
Ann L. McDaniel	1,000	294,100	—	—

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s tax-qualified defined benefit plan, The Retirement Plan, as well as the associated non-qualified plan, the SERP, the Jones Individual Pension Arrangement and the Rosen Individual Pension Arrangement. The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and service. Such formulas are contained in individual affiliate benefits schedules, including the Graham Schedule, the Newsweek Schedule, the Kaplan Schedule and the CBRP and SRA schedules. Benefits under The Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers (except Mr. O’Shaughnessy) are fully vested in their benefits under The Retirement Plan. The SERP provides supplemental defined benefit retirement benefits that are calculated based on the formulas in The Retirement Plan, but include bonuses under the 2012 ICP, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans (currently $265,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $210,000 per year commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in The Retirement Plan. The SERP was modified in 2014 to provide that Mr. Rosen will be entitled to Rule of 90 benefits if his employment with the Company were to terminate prior to September 1, 2018.

Retirement Plan Benefits Under the Graham Schedule

Mr. Graham, Mr. Jones, Mr. Rosen, and Ms. McDaniel are participants in the Graham Schedule. Benefits payable under the Graham Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•
An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (which was limited up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

•	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring at or after age 55 with ten years of vesting service.

Vested benefits under The Retirement Plan are generally payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The Graham Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits Under the Newsweek Schedule

A portion of Mr. Rosen’s and Ms. McDaniel’s pension benefit was earned under the Newsweek Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•
An annual pension (payable one-twelfth each month) equal to 1.1% for Ms. McDaniel and 1.0% for Mr. Rosen of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•An annual Cash Pension Supplement equal to $150, multiplied by years of credited service (up to 30 years).

The Newsweek Schedule permits early retirement with full benefits at various combinations of age and service. Ms. McDaniel is presently entitled to an unreduced early retirement benefit. Mr. Rosen will be eligible for an unreduced early retirement benefit at age 60.

Retirement Plan Benefits Under the Kaplan Schedule

A portion of Mr. Jones’ pension benefit was earned under the Kaplan Schedule. A portion of Mr. Rosen’s pension benefit is earned under the Kaplan Schedule. Under both Schedules, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% of salary to 3.75% of salary for Mr. Jones and from 2.75% of salary to 3.75% of salary for Mr. Rosen, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the SRA and CBRP

A portion of Mr. Graham’s, Mr. Jones’s, Mr. Rosen’s, and Ms. McDaniel’s pension benefit was earned under the SRA and CBRP Schedules. Under these Schedules, each employee has an account (expressed as a lump sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 4.62% to 7.35% for Mr. Graham, Mr. Jones and Ms. McDaniel and 2.20% to 3.50% for Mr. Rosen, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or alternatively, may elect a lump sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to certain eligible named executive officers under the formulas outlined above, including bonuses in addition to salary, without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under The Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in The Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Other Pension Benefits

As described above, each of Messrs. Jones and Rosen and Ms. McDaniel is entitled to enhanced retirement benefits in connection with, for Messrs. Jones and Rosen, the terms of his respective employment or letter agreement, and for Ms. McDaniel, her acceptance of the VRIP package offered by the Company in 2014. For additional information regarding the terms of these benefits, see “Compensation Discussion and Analysis: Employment Agreements and Severance Packages” and  “Compensation Discussion and Analysis: Retirement Benefits.”

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last FY ($) (e)
Donald E. Graham	The Retirement Plan for Graham Holdings Company	44	2,246,306	—
	Graham Holdings Company Supplemental Executive Retirement Plan	44	1,366,168	—
	Total Pension Plan Benefits	44	3,612,474	—
Hal S. Jones	The Retirement Plan for Graham Holdings Company	25	1,179,109	—
	Graham Holdings Company Supplemental Executive Retirement Plan	25	5,749,671	—
	Jones Individual Pension Arrangement	0	682,411
	Total Pension Plan Benefits	25	7,611,191	—
Ann L. McDaniel	The Retirement Plan for Graham Holdings Company	31	2,586,287	—
	Graham Holdings Company Supplemental Executive Retirement Plan	31	6,865,884	—
	Total Pension Plan Benefits	31	9,452,171	—
Andrew S. Rosen	The Retirement Plan for Graham Holdings Company	28	363,597	—
	Graham Holdings Company Supplemental Executive Retirement Plan	28	19,274,103	—
	Total Pension Plan Benefits	28	19,637,700	—
Timothy J. O’Shaughnessy	The Retirement Plan for Graham Holdings Company	—	—	—
	Graham Holdings Company Supplemental Executive Retirement Plan	—	—	—
	Total Pension Plan Benefits	—	—	—

1.
Data in this column represent the number of years of credited service earned by the named executive officer as of December 31, 2014. Ms. McDaniel has prior service with Newsweek. Mr. Jones has prior service with Kaplan. Mr. Rosen has prior service with Kaplan and Newsweek. All are included in this column.

2.
Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2014. The benefits valued for Mr. Graham include the Graham Schedule, SRA and SERP amounts. The benefits valued for Ms. McDaniel include the Graham Schedule, Newsweek Schedule, SRA and SERP amounts. The benefits valued for Mr. Jones include the Graham Schedule, Kaplan Schedule, SRA and SERP amounts and the Jones Individual Pension Arrangement. The benefits valued for Mr. Rosen include the Graham Schedule, Newsweek Schedule, Kaplan Schedule, SRA and SERP amounts. Although the Rosen Individual Pension Arrangement permits Mr. Rosen to retire at any time following entry into such arrangement and receive an unreduced benefit commencing at age 58 (when he would otherwise become eligible for an unreduced benefit under the SERP and the Company’s qualified retirement plan), the value of Mr. Rosen’s accumulated SERP benefit in this column is already based on the assumption that he remains employed until age 58. Mr. O’Shaughnessy is not yet eligible to participate in the Company’s qualified retirement benefit plans.

The assumptions used in determining the present value of accumulated benefits are the RP-2014 Fully Generational Mortality Table for males and females and a 4.00% discount rate. The benefits valued reflect service and earnings through December 31, 2014, and are valued as payable on the earliest date at which the SERP benefits are unreduced. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

NON-QUALIFIED DEFERRED COMPENSATION

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit wherein the Company provides a matching contribution percentage up to 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards made under the 2012 ICP. Elections to defer must be filed in advance of earning such awards. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination of service. Amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferral elections made on or after January 1, 2014, amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation of service regardless of the participant’s elections. Each of Messrs. Jones and Rosen received individual deferred compensation arrangements pursuant to his respective letter agreement with the Company, as described above under “Compensation Discussion and Analysis - Employment Agreements and Severance Packages.”

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at last FYE ($) (f)[5]
Donald E. Graham	—	—	—	—	—
Hal S. Jones	19,800	1,425,740	216,118	—	3,899,233
Timothy J. O'Shaughnessy	—	—	—	—	—
Andrew S. Rosen	40,950	2,040,950	302,444		5,754,716
Ann L. McDaniel	15,280	19,864	118,560	(96,670)	1,713,101

1.
Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. Jones, $19,800 to the SERP; Mr. Rosen $40,950 to the SERP; Ms. McDaniel, $15,280 to the SERP. Executive contributions to the SERP and Deferred Compensation Plan are included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

2.
Amounts in this column represent Company contributions to the SERP, the Jones Individual Deferred Compensation Arrangement or the Rosen Individual Compensation Arrangement as follows: Mr. Jones, $25,740 to the SERP and $1,400,000 to the Jones Individual Deferred Compensation Arrangement; Mr. Rosen, $40,950 to the SERP and $2,000,000 to the Rosen Individual Deferred Compensation Arrangement; Ms. McDaniel, $19,864 to the SERP. Company matching credits to the SERP, amounts pursuant to the Jones Individual Compensation Arrangement or the Rosen Individual Compensation Arrangement are included in column (i) of the Summary Compensation Table for fiscal year 2014.

3.
Amounts in this column represent investment gains or losses to the SERP and to the Deferred Compensation Plan, based on the named executive officer’s investment elections as follows: Mr. Jones, $41,210 to the SERP and $174,907 to the Deferred Compensation Plan; Mr. Rosen, $93,031 to the SERP and $209,413 to the Deferred Compensation Plan; Ms. McDaniel, $44,130 to the SERP and $74,430 to the Deferred Compensation Plan. These gains and losses are not included in the Summary Compensation Table; the gains and losses reflect market performance of investment indexes selected by the named executive officer.

4.	Amounts in this column represent payments from the SERP and Deferred Compensation Plan as follows: Ms. McDaniel, $96,670 from the Deferred Compensation Plan.

5.
Amounts in this column represent balances at December 31, 2014, for the SERP and the Deferred Compensation Plan as follows: Mr. Jones, $518,848 in the SERP, $1,980,385 in deferred compensation and $1,400,000 attributable to the Jones Individual Deferred Compensation Arrangement; Mr. Rosen, $1,188,017 in the SERP, $2,566,699 in deferred compensation and $2,000,000 attributable to the Rosen Individual Deferred Compensation Arrangement; Ms. McDaniel, $506,881 in the SERP and $1,206,220 in deferred compensation. The following amounts were reported as compensation to the named executives in the Summary Compensation Table for years beginning 2010 (excluding 2014): Mr. Jones, $160,080; and Ms. McDaniel, $971,080.

Potential Payments upon Termination or Change in Control

The Company does not have any agreements with any of the named executive officers that provide payments in conjunction with a change in control. A description and quantification of the estimated dollar value of potential severance payments and other benefits that would be provided to the named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the named executive officer’s respective letter or employment agreements, option award agreements and individual arrangements following a termination of their employment is described below, assuming, in accordance with the SEC regulations, all relevant events occurred on December 31, 2014. For purposes of the valuations below, the price of Class B Common Stock (to which all applicable equity awards relate) is assumed to be $863.71, which was the closing price on December 31, 2014.

Mr. Graham

Upon a termination of employment, Mr. Graham would be entitled to benefits in accordance with the terms of the pension plans in which he participates, as described above in “Executive Compensation−Pension Benefits”.

Other Named Executive Officers

Upon a termination of employment, each of Messrs. Jones and Rosen and Ms. McDaniel would be entitled to pension and deferred compensation plan benefits in accordance with the terms of the pension and deferred compensation plans and arrangements in which they participate, as described above in “Executive Compensation: Pension Benefits” and “Executive Compensation−Non-Qualified Deferred Compensation”.  In addition, in the case of a termination by the Company other than for cause, (i) each of Messrs. O’Shaughnessy and Rosen would be entitled to accelerated vesting of his outstanding stock options and, for Mr. Rosen, his outstanding restricted stock, in accordance with the terms of his employment agreement, as described above in “Compensation Disclosure and Analysis−Employment Agreements and Severance Packages,” resulting in accelerated vesting of: for Mr. Rosen, 11,979 stock options (representing a value of $4,325,976, were such options to be exercised on the date of termination, based on their exercise price of $502.58 per share) and 3,438 shares of restricted stock (representing a value of $2,969,435), and for Mr. O’Shaughnessy, 8,333 stock options (representing a value of $0, based on their exercise price of $1,111.20 per share), and (ii) Mr. Rosen would be entitled to a severance payment of $3,500,000, payable in a lump sum on the 65th day following such termination in accordance with the terms of his employment agreement, as described above in “Executive Compensation: Employment Agreements and Severance Packages,” in each case, subject to the executive’s signing a release of claims in favor of the Company that has become irrevocable.

                Each of Messrs. Jones, O’Shaughnessy and Rosen are subject to restrictive covenants that apply following termination for any reason, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis; Thomas S. Gayner, who serves as Chairman of the Audit Committee; and G. Richard Wagoner, Jr. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and Committee fees, (iii) is an employee of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2014 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Preapproval policy

In 2014, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to preapprove services performed by the independent auditor. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant preapproval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Chief Accounting Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $6,079,000 in 2014 and $4,476,100 in 2013, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $35,000 in 2014 and $30,000 in 2013, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis and other audit-related reports.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $868,000 in 2014 and $952,300 in 2013, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and foreign tax consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for other services, including a finance and accounting research tool provided by PricewaterhouseCoopers LLP, were $40,000 in 2014 and $9,600 in 2013, which fees were reviewed and approved by the Audit Committee.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman
Christopher C. Davis
G. Richard Wagoner, Jr.

Transactions With Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, is employed as an Editor-at-Large of the Company’s publications and websites. In 2014, she received $300,000 in compensation. Mrs. Weymouth’s base salary for 2015 is $300,000.

Katharine Weymouth, a granddaughter of the late Mrs. Katharine Graham, a daughter of Mrs. Elizabeth G. Weymouth and a niece of Mr. Donald E. Graham, is a member of the Company’s Board of Directors. In 2014, Ms. Weymouth was re-elected to the Board of Directors and received $150,000 for her services as a non-employee Director of the Board. In 2015, Ms. Weymouth is eligible for the same non-employee Director compensation as the Company’s other non-employee Directors. In addition, Ms. Weymouth holds Restricted Stock under the Special Award granted to her in June 2012 that was modified as part of the WPM Transaction in 2013. The modified award of 15,000 shares vests one-third each year on the anniversary of the closing date of the WPM Transaction provided that Ms. Weymouth is a member of the Company’s Board of Directors on each applicable vesting date. In 2014, Ms. Weymouth vested in 5,000 shares of Restricted Stock. She is expected to vest in an additional 5,000 shares on each of the two-year and three-year anniversaries of the WPM Transaction in 2015 and 2016, respectively.

Laura O’Shaughnessy, a daughter of Mr. Donald E. Graham and the wife of Mr. Timothy J. O’Shaughnessy, is employed full time as the President and Chief Executive Officer of Social Code LLC, a subsidiary of the Company. In 2014, Mrs. O’Shaughnessy was paid $200,000 in base salary and received a bonus of $350,000 based on the achievement of pre-established 2014 performance goals. She currently has 1,500 shares of Restricted Stock in the 2013–2016 cycle and 1,000 shares of Restricted Stock in the 2015–2018 cycle. Mrs. O’Shaughnessy’s base salary for 2015 is $300,000.

Timothy J. O’Shaughnessy, the son-in-law of Mr. Donald E. Graham and the husband of Mrs. Laura O’Shaughnessy, is employed full time as the President of the Company and is a named executive officer. Mr. O’Shaughnessy started employment with the Company on November 3, 2014. In 2014, Mr. O’Shaughnessy was paid $125,000 in base salary. He has 50,000 Stock Options, 5,000 performance units from the 2013–2016 Award Cycle, and 7,500 performance units from the 2015–2018 Award Cycle. Mr. O’Shaughnessy’s base salary for 2015 is $750,000.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2015. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2014 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of
Annual Meeting
and
Proxy Statement
2015

GRAHAM HOLDINGS COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an 'X' as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card — Class A Common
▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION OIN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board Recommends a vote FOR all nominees and FOR Proposal 2.
1.	Election of Directors		For Withhold			For Withhold			For Withhold
	01 -	Lee C. Bollinger		02 -	Barry Diller		03 -	David Goldberg

	04 -	Donald E. Graham		05 -	Ronald L. Olson		06 -	Timothy J. O'Shaughnessy

	07-	G. Richard Wagoner, Jr.		08-	Katharine Weymouth

	For	Against	Abstain
2. Advisory Approval of the Company's Executive Compensation.

B	Non-Voting Items
Change of Address - Please print new address below		Comments - Please print your comments below

C	Authorized Signatures - This section must be completed for your vote to be counted - Data and Sign Below
Please sign exactly as name(s) appears herein. Joint owners should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) - Please print date below.			Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

	/	/

71B V

01W0A

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 14, 2015.

The Proxy Statement and the Annual Report to Shareholders are available on www.GHCO.com.

▼PLEASE FOLD ALONG THE PERFORATION DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
---------------------------------------------------------------------------------------------------------------------------------------------------------GRAHAM HOLDINGS COMPANY

Proxy — Graham Holdings Company

Class A Common Stock

Annual Meeting of Stockholders - May 14, 2015
Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Nicole Maddrey and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class A Common Stock which the undersigned, is entitled to vote, at the Annual Meeting of Stockholders of GRAHAM HOLDINGS COMPANY to be held on May 14, 2015, and at any adjournment thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

GRAHAM HOLDINGS COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00pm, Eastern Daylight Savings Time, on May 13, 2015.
Vote by Internet
•Go to www.investorvote.com
•Or scan the QR code with your smartphone
•Follow the steps outlined on the secure website
Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an 'X' as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card - Class B Common
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVLEOPE. ▼
-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.
1.	Nominees:		For Withhold			For Withhold			For Withhold
	01 -	Christopher C. Davis		02 -	Thomas S. Gayner		03 -	Anne M. Mulcahy

	04 -	Larry D. Thompson

B	Non-Voting Items
Change of Address - Please print new address below		Comments - Please print your comments below	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted - Data and Sign Below
Please sign exactly as name(s) appears herein. Joint owners should sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.			Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

	/	/

40D V

Unreadable

Important notice regarding the availability of Proxy materials for the Annual Meeting of Stockholders to be held on May 14, 2015.

The Proxy Statement and the Annual Report to Stockholders are available on www.GHCO.com.

▼PLEASE FOLD ALONG THE PERFORATION DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼
------------------------------------------------------------------------------------------------------------------------------------------------------------
GRAHAM HOLDINGS COMPANY

Proxy — Graham Holdings Company

Graham Holdings Company
Class B Common Stock

Annual Meeting of Stockholders - May 14, 2015
Solicited on behalf of the Board of Directors

The undersigned hereby appoints Donald E. Graham, Hal S. Jones, Nicole Maddrey and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class B Common Stock which the undersigned, is entitled to vote, at the Annual Meeting of Stockholders of GRAHAM HOLDINGS COMPANY to be held on May 14, 2015, and at any adjournment thereof, and to vote on all other matters properly coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE
Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 13, 2015 will be the one counted. You may also revoke your proxy by voting in person at the annual meeting.